EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into and effective as of the last date signed at the end hereof ("Effective Date"), by Diego Pellicer Worldwide, Inc., a Delaware corporation (the "Corporation"), Ron Throgmartin, an officer and Director of the Corporation (“Executive”) and Phoenix Consulting Enterprises, LLC, ("Consultant") a Georgia Limited Liability Company controlled and managed by Executive, with each sometimes referred to as a “Party” and collectively, as the “Parties”.

B A C K G R O U N D:

A.   Executive has served as President, Chief Executive Officer and Chairman of the Board of the Corporation and has devoted his time to the business and affairs of the Corporation since its inception and over the past five years, developing the business plans and operations of the Corporation in the role equivalent to a “Founder”, all pursuant to his Employment Agreement with the Company, dated September 17, 2014, and as amended by the Amendment No. 1 to Employment Agreement, dated February 8, 2017, and Amendment No. 2 to Employment Agreement, dated February 15, 2019 (collectively, the “Employment Agreement”);

B.     Executive has acquired an extensive background in and knowledge of the Corporation's business and operations and, particularly, the marijuana industry as it has developed over the past 5 years, meeting and networking with other marijuana operators in the United States, including being the principal corporate officer currently negotiating several pending acquisitions by the Corporation in the marijuana industry;

C.   Executive has recently resigned from his positions as President, Chief Executive Officer and Director of the Corporation; notwithstanding such resignation, the Corporation believes that it is in the best interests of the Corporation and its shareholders to terminate the Employment Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual promises contained herein, the parties hereto agree as follows:

1.    Termination of Employment Agreement.

A.        The Executive and Corporation agree that the Employment Agreement is terminated, effective as of the date of this Agreement. The Corporation acknowledges that the Corporation currently owes to the Consultant the amount of $517,252.06 in salary and fees accrued during the 5 years of his employment (the “Accrued Fees”). The Corporation further acknowledges that it will pay Executive fifty (50%) percent of Executive’s compensation due under the Employment Agreement, or $614,583.33 (the “Employment Comp”), subject to earlier reduction as provided below. The Corporation shall pay Executive the Accrued Fees and Employment Comp in accordance with the terms and conditions set forth herein.

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B.           Pursuant to the terms of his Employment Agreement, Executive is owed a certain number of common shares and, to avoid any attributes of affiliation and/or control, Executive agrees that the Corporation shall continue to make stock issuances of restricted common shares, originally due him under his Employment Agreement, for a six-month period, or until April 30, 2020, provided, however, that the Corporation shall not make any issuance of its common shares and/or other voting securities to Executive if Executive’s holdings of the Corporation’s common shares and/or other voting securities would exceed 9.9% of the Corporation’s outstanding common shares and/or voting securities at any time.

2.   Corporation Payments

A.    During the term of this Agreement, the Corporation shall pay Executive Five Thousand ($5,000.00) per month against his Accrued Fees and Employment Comp.

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B.   The Corporation shall pay the Executive the Accrued Fees and Employment Fee, in whole or in part, at the times that the Corporation has sufficient cash flow and cash in hand to pay such fees without having a material negative impact on the Corporation’s financial condition and operations, but in no event latter than the fifth anniversary at which time the balance of the Accrued Fees and Employment Fee shall be due and payable to Executive. Accordingly, the Corporation shall pay to Executive during the Payment Term:

(i)         a payment of $100,000 on condition that the Corporation’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for any fiscal year equal to $1,000,000 or more, payable within the 90-day period following the Corporation’s receipt of its audited financial statements for the subject fiscal year, and;

(ii)    a payment of $250,000 on condition that the Corporation’s EBITDA results for any fiscal year equal $3,000,000 or more, payable within the 90-day period following the Corporation’s receipt of its audited financial statements for the subject fiscal year,

C.    Any and all payments made by the Corporation to Executive pursuant to this Section 3, including the $5,000 payable to Executive as set forth in Section 2. A, shall be applied to reduce the outstanding amounts represented by the Accrued Fees, and Employment Comp. during the 5-year Term of this Agreement. Notwithstanding anything set forth in this Agreement to the contrary, in the event that the Executive is convicted of a felony or any crime involving moral turpitude the amount of the Employment Comp ($614,583.33, or the “Employment Comp”) shall be automatically reduced by fifty (50%) percent or by $307,291.66.

3.  Consulting Services.

During the 6-month period following the Effective Date of this Agreement, Consultant agrees to be available to render consulting services to the Corporation. Consultant agrees to render consulting services to the Corporation as reasonably requested by the Chief Executive Officer of the Corporation. The Corporation shall pay Consultant a per diem fee of Five Hundred ($500.00) during this 6-month period.

4.  Term of Agreement and Termination.

The term of this Agreement shall commence upon the Effective Date and continue until its fifth anniversary.

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5. Other Business Activities.

Consultant shall be permitted to devote part of his time, attention and energies to other business activities, provided, however, that such activities do not compete with the Corporation’s business and plan of operations. This Agreement shall not limit in any manner those business activities or investments in which Consultant may engage.

6. Withholding Taxes.

It is intended that the fees paid to Executive and Consultant hereunder shall constitute earnings from self-employment income. The Corporation will not withhold any amounts therefrom as federal income tax withholding from fees paid to Executive and Consultant under this Agreement. Executive and Consultant acknowledges that he shall be solely responsible for the estimation and payment of any federal or state income taxes and any federal or state insurance contributions on income attributable hereunder.

7. Confidentiality.

(a)       Confidentiality. During the 6-month period during which the Consultant shall be rendering consulting services to the Corporation and as may be extended, the Corporation has and will continue to provide Consultant with access to, and may confide in him, information, business methods and systems, techniques and methods of operation developed at great expense by the Corporation and which are assets of the Corporation. Consultant recognizes and acknowledges that: (i) all Confidential Information (defined below) is the property of the Corporation and is unique, extremely valuable and developed and acquired by great expenditures of time, effort and cost; (ii) the misuse, misappropriation or unauthorized disclosure by Consultant of the Confidential Information would constitute a breach of trust and would cause serious irreparable injury to the Corporation; and (iii) it is essential to the protection of the Corporation’s goodwill and to the maintenance of the Corporation’s competitive position that the Confidential Information be kept secret and that Consultant not disclose the Confidential Information to others or use same to his own advantage or to the advantage of others. Accordingly, Consultant shall not, during the Term or thereafter, directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity, or use on his own behalf, any confidential and proprietary information of the Corporation, including, but not limited to, information relating to strategic plans, sales, costs, client lists, client preferences, client identities, investment strategies, computer programs, profits or the business affairs and financial condition of the Corporation, or any of its clients, or any of the Corporation’s business methods, systems, marketing materials, clients or techniques (collectively “Confidential Information”), except for such disclosures where required by law. At any time, upon request, Consultant shall deliver to the Corporation all of its property including, but not limited to, its Confidential Information (whether electronically stored or otherwise) which are in his possession or under his control. Property to be returned includes, but is not limited to, notebook pages, documents, records, prototypes, client files, drawings, electronically stored data, computer media or any other materials or property in Consultant’s possession.

(b)       Noninterference. During the Initial Term and for a period of two (2) years following any termination of this Agreement (the “Restricted Period”), for whatever reason, Executive will not, directly or indirectly, for himself or on behalf of any third party, at any time or in any manner:

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(i)        persuade, induce, solicit, influence or attempt to influence, or cause any person who is an employee of the Corporation to terminate his or her relationship with the Corporation or refer any such employee to anyone, without prior written approval from the Corporation;

(ii)       request or cause any of the Corporation’s clients or potential clients to cancel, modify or terminate any existing or continuing or, to Consultant’s knowledge, prospective business relationship with the Corporation;

(iii)       engage in or participate in any effort or act to induce, or in any way cause, any client or, to Consultant’s knowledge, prospective client of the Corporation, to deal with Executive or any other person or entity except in a capacity as representative of the Corporation, or otherwise take any action which might reasonably be expected to be is avantageous to the Corporation;

(iv)      persuade, induce, solicit, influence or attempt to influence, or cause any client or, to Executive’s knowledge, prospective client of the Corporation to cease or refrain from doing business, or to decline to do business, or to change or alter any existing or prospective business relationship, with the Corporation;

(v)       accept business from, or perform or provide any services for, any client, or to Executive’s knowledge, prospective client of the Corporation;

(vi)      contract with or communicate with, in either case in connection with services, any client or, to Executive’s knowledge, prospective client of the Corporation; or

(vii)      provide any third party with any information concerning any client, or to Executive’s knowledge, prospective client of the Corporation, including but not limited to, the disclosure of any client name or data, in whatever form, to such third party.

(c)       Noncompetition. During the Initial Term and any renewals thereof and Restricted Period, Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or enter into or maintain a contractual relationship with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Corporation in the United States or any other location in which the Corporation conducts business prior to your termination date.

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(d)       Injunctive Relief. Executive acknowledges that his compliance with the covenants in Sections 7(a), 7(b) and 7(c) hereof (the “Restrictive Covenants”) is necessary to protect the good will, Confidential Information and other proprietary interests of the Corporation, that such covenants are supported by adequate and sufficient consideration, and that, in the event of any violation or threatened violation by Executive of any such provision, the Corporation will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to remedy by an action at law for money damages. Accordingly, Executive agrees that, in the event of such violation or threatened violation by him, the Corporation shall be entitled to an injunction before trial from any court of competent jurisdiction as a matter of course and upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to the Corporation. Executive further acknowledges that he has carefully considered the nature and extent of the restrictions contained herein and the rights and remedies conferred upon the Corporation under this Agreement, including but not limited to the 2- Year Restricted Period, and hereby acknowledges and agrees that the same are reasonable, are designed to protect the legitimate business interests of the Corporation, and do not confer benefits upon the Corporation disproportionate to the detriment upon him. In the event that Executive violates any of the covenants in this Agreement and the Corporation commences legal action for injunctive or other relief, the Corporation shall have the benefit of the full period of the covenants, computed from the date Consultant ceased violation of the covenants, either by order of the court or otherwise. Executive acknowledges that any claim or cause of action he may have against the Corporation shall not constitute a defense to the enforcement by the Corporation of his covenants in this Section 7 of this Agreement (e.g., these covenants are independent of any other provision in this Agreement and of any other promise made to Executive). Executive also acknowledges that his experience and capabilities are such that he can obtain suitable employment otherwise than in violation of the covenants in this Agreement and that the enforcement of these covenants will not prevent the earning of a livelihood nor cause undue hardship. Without limiting the foregoing, in the event of a breach by Executive of any Restrictive Covenant, the Corporation’s obligations under this Agreement for Executive’s compensation due under the Employment Agreement, or $614,583.33 (the “Employment Comp”) shall immediately terminate, and Executive shall reimburse the Corporation for all of its attorneys’ fees and costs associated with any legal or equitable proceedings or litigation seeking to enforce the terms of this Agreement.

(e)       Remedies Cumulative and Concurrent. The rights and remedies of the Corporation as provided in this Section 7 shall be cumulative and concurrent and may be pursued separately, successively or together, at the sole discretion of the Corporation, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

8. Miscellaneous.

(a)   Further Acts. The parties hereto shall execute any and all other documents and do any and all other acts necessary or convenient to effectuate the purposes of this Agreement.

(b)   Heirs, Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, successors and assigns. Since this Agreement is based upon the unique ability of Consultant, he shall have no right to assign this Agreement or any of his rights hereunder without the prior written consent of the Corporation.

(c)   Notices. Any notices required to be given pursuant to this Agreement shall be in writing and shall be given either by personal delivery thereof or by such means as will assure overnight delivery to the person(s) to whom the notice is addressed. Notice given by overnight delivery shall be deemed given one day after being placed in the hands of a reputable carrier.

(d)   Attorneys' Fees. In the event legal proceedings are commenced or legal advice is sought for the enforcement of this Agreement, for damages for breach hereof, or for any interpretation hereof, the prevailing party shall be entitled to receive costs incurred and attorneys' fees from the losing party.

(e)  Governing Law. This Agreement shall be governed by and interpreted in accordance with the provisions of the laws of the State of Delaware.

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(f)    Entire Agreement. This Agreement represents the entire agreement between the parties hereto, and any prior contract or agreement between the parties hereto relating to the subject matter hereof, to the extent it contradicts this Agreement shall be canceled and shall be of no further force and effect. This Agreement shall not be deemed modified, altered, changed or amended in any respect, unless done in writing and signed by both of the parties hereto.

(g)   Independent Counsel. Executive and Consultant acknowledge that the Corporation has advised Executive and Consultant to have independent Counsel review and advise them on the terms, conditions and consequences of their executing and delivering this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

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